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                                                                     Exhibit 2.1


                         CONTRACT FOR PURCHASE OF ASSETS

         This Contract for Purchase of Assets (the "Contract"), dated as of the 24th day of January, 2001, by and between Galaxy Online, Inc., a Yukon Territory corporation ("Seller"), and Greenhold Group, Inc., a Florida corporation ("Buyer").

RECITALS:

         WHEREAS, Seller owns and operates an Internet Service Provider, hereinafter called "ISP", located at 24850 Old 41 Road, Suite 24, Bonita Springs, Florida 34135, and in connection therewith owns (Assets):

         1. Existing Internet subscriber customer base listed and attached as Exhibit "A";

         2. Lease Agreement for Hardware, copy of which is attached as Exhibit "B";

         3. The domains and web site, description attached as Exhibit "C";

         4. All routers, modems, server's wireless equipment, including towers and all associated equipment, is accepted in "as-is condition," with appropriate passwords and administrative rights, attached as Exhibit "D"; and

         5. Buyer will have use of all necessary billing equipment and software involved in the day-to-day operations for a period of fifteen (15) days.

         WHEREAS, Buyer desires to purchase the Assets from Seller, and Seller desires to sell the Assets to Buyer on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, the parties agree as follows:

         1. ASSETS SOLD. Subject to the terms and conditions herein, Seller shall at Closing convey, assign sell, transfer and confirm to Buyer the Assets. Seller shall retain all other assets not listed.

                  A.       Buyer shall receive all assets as set out in Recitals
                           1 - 5;

                  B. Buyer shall receive all revenue generated per subscriber on a prorated basis from the date of subscriber migration;

         2. PURCHASE PRICE. In consideration of the sale described in paragraph 1 of those items set out in the Recitals and in the attached Exhibits, and subject to the terms and conditions herein, the purchase price for the Assets shall be Fifty Dollars ($50.00) in cash, payable March 31, 2001, and One Hundred Dollars ($100.00) of common shares, One Dollar ($1.00) per share per active subscriber as of March 30, 2001; shares shall be issued on March 31, 2001.

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         3. LIABILITIES.  Except as expressly set forth herein, Buyer is not assuming, nor shall it be liable for, any liabilities or obligations whatsoever of Seller.

         4. CLOSING.

                  A. The consummation of the transactions contemplated hereby (the "Closing") shall occur after Buyer has satisfactorily determined to its sole satisfaction that the database containing the subscription customers is as represented in Exhibit "A". The Closing shall take place at the Offices of Buyer during normal business hours, as reasonably agreed to by Seller and Buyer as of the 24th day of January, 2001.

                  B. At the Closing:

                           (1) Seller shall deliver to Buyer a Bill of Sale listing all Assets purchased;

                           (2) Seller shall assign all of its rights, title and interest in, to and under the existing Lease; and

                           (3) Seller shall execute and deliver all documents necessary or appropriate to assign its interest in each of the domain names.

                  C. In addition to the other conditions set forth herein, Buyer's obligations hereunder are subject to Seller's delivery of all Exhibits, attached hereto.

         5. SELLER'S REPRESENTATIONS. Seller hereby represents and warrants to Buyer as follows:

                  A. Seller, as it relates to these Assets, has been operating in all material respects in accordance with all applicable laws, ordinances, rules and regulations, and the premises comply in all material respects with all applicable laws, ordinances, rules and regulations.

                  B. There is no litigation or proceedings, administrative, civil or otherwise, pending, or to Seller's knowledge threatened, relating to the Assets, preventing or challenging the execution, delivery or performance of this Agreement, or which would materially affect the Assets.

                  C. The Assets are free and clear of all liens, encumbrances, claims and interests, and Seller has the absolute and unrestricted right to sell and assign the Assets to Buyer, and the Assets are hereby conveyed to Buyer free and clear of all liens, encumbrances, claims, and interest, except those set forth in the one (1) Lease Agreement.

                  D. Seller guarantees that no tax audits, liens, levies or assessments are pending or threatened, to the knowledge of the Seller, with respect to the Assets.



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                  E.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana.

                  F. The execution, performance and delivery of this Agreement has been authorized by all requisite action on the part of the Seller, and this Agreement represents the valid and binding agreement of Seller, enforceable in accordance with its terms.

         6. RISK OF LOSS. Seller shall bear the risk of loss or damage to Assets prior to delivery of the Assets to Buyer hereunder.

         7. INDEMNITY. The Seller represents to the Buyer that he has paid in full for all fixtures, stock of goods, equipment and other property covered by this Agreement, and that there are no liens or encumbrances of any kind on any of such property, and warrants that he can convey a free and clear title to all thereof. In consideration thereof, the Seller shall indemnify and save harmless the Buyer against all claims made by any person, firm or corporation claiming to have a lien or encumbrance on any of the property covered by this Agreement, or Buyer shall have the right to rescind this Agreement, at it sole option.

         8. TERMINATION. Should Seller default because Assets are not as they were represented to be, or Seller fails to transfer good title to the Assets, then Buyer can terminate the Contract at its sole discretion, and Seller will return all of the Purchase Price paid to date. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Contract, the successful party shall be awarded reasonable attorney's fees, expenses and costs at all trial and appellate levels. The venue for any claims arising under this Agreement shall be the Circuit Court in Miami-Dade County, Florida.

         9. NON-COMPETE. As a specific term and condition of this Agreement, and as an incentive for Buyer to purchase the Assets of Seller, Seller specifically agrees that it will not solicit any customers set out on the attached Exhibits.

         10.      MISCELLANEOUS.

                  (1) This Agreement may be executed in counterparts, which taken together shall constitute one (1) instrument, notwithstanding the fact that all signatures do not appear on the same copy;

                  (2) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida;

                  (3) This Agreement shall be binding on and enure to the benefit of the parties hereto, and their respective successors, assigns and heirs;


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                  (4) Captions are included for convenient reference only, and shall not affect the interpretation of any provision hereof;

                  (5) Any waiver or amendment must be in writing and signed by all parties.


GALAXY ONLINE, INC.                         GREENHOLD GROUP, INC.

By:  /s/ Robert L. Lanham                   By:  /s/ John D. Harris
     -----------------------------          ---------------------------------
         Robert L. Lanham                            John D. Harris
         390 Bay Street, Suite 2008                  1995 E. Oakland Park Blvd.
         Toronto, Canada                             Ft. Lauderdale, FL  32206



Witness to All Signatures:

/s/ Margaret L. Sanchez


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                                    EXHIBITS

A.      Dial-up subscriber base to be determined on March 30, 2001.

B. Lease Agreements for all routers, modems, server's wireless equipment, including towers and other associated equipment not solely owned by Galaxy Online, Inc.

C.      Domain names.

D. Listing of all equipment with appropriate serial numbers, administrative log-in rights, and passwords.



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